Exhibit 99.1
For Immediate Release
Date: January 30, 2008

Contacts:	J. Williar Dunlaevy Chairman & Chief Executive Officer	Paul H. Bruce Chief Financial Officer

Phone: Email:	413-445-3500 bill.dunlaevy@legacybanks.com	413-445-3513 paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended December 31, 2007
PITTSFIELD, MASSACHUSETTS (January 30, 2008): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported a net loss of $494,000, or $0.06 per diluted share for the quarter ended December 31, 2007, which represents an improvement of $97,000 from the net loss of $591,000 reported in the fourth quarter of 2006. For the full year, the Company has generated net income of $1.2 million, or $0.14 per diluted share, a decrease of $1.6 million, or 55.6% from 2006. The decrease in year to date net income is primarily a result of an increase in non-interest expenses as described below. The total shares outstanding resulted in a book value per share and tangible book value per share of $14.40 and $13.01, respectively, at December 31, 2007.
J. Williar Dunlaevy, Chief Executive Officer, commented, “The major factors resulting in a loss for the fourth quarter were the charges associated with executive retirements and the reduction in workforce, all of which were announced previously. It is disappointing to report a loss for the quarter and as a result, relatively weak earnings for the year. At the same time we are pleased that the company is positioned for significantly stronger performance and growth in 2008 and beyond. Previously we have commented on our planning process and our determination to improve efficiency. In the fourth quarter we took advantage of some opportunities and took other necessary actions to deliver on that commitment. We begin 2008 with fourteen fewer positions, a workforce reduction of about 7%, much of which was from senior management. We are pleased with the response of our associates to the challenges and opportunities created by this restructuring”.
“The acquisition of the New York offices was completed in December as planned with a very smooth transition and data conversion, the result of careful preplanning, training and communications. We are also continuing to seek and evaluate other opportunities to grow and expand”.
“Asset quality remains very strong and compares well with the peer comparisons. While there was a modest increase in non-performing loans from September to December, it is still relatively low. Legacy has no subprime loans and no subprime, collateralized debt obligation, or structured investment vehicle exposure anywhere on our balance sheet. We make only loans and investments that we would be comfortable holding on our balance sheet from a quality perspective, and times like these certainly validate that philosophy. While the acquisition of the New York offices contributed to our funding growth for the quarter and year, our total loan growth of $75.2 million, or 12.9%, was organic and demonstrates our ability to generate loans while maintaining quality”.

The Company’s balance sheet increased by $116.2 million, or 14.4%, from $808.3 million at December 31, 2006 to $924.5 million at December 31, 2007, largely due to the acquisition of five branch offices of First Niagara Bank (First Niagara) located in eastern New York completed on December 7, 2007. Within the overall asset growth, the gross loan portfolio, excluding loans held for sale, increased by $75.2 million, or 12.9% in 2007. Year to date growth included an increase in residential mortgage balances of $24.4 million, or 7.5%, to $349.8 million, and an increase in commercial real estate and other commercial loans of $46.0 million, or 23.7% to $239.9 million. The securities and other investment portfolio has decreased by $24.1 million or 13.7%, while short-term investments increased $37.1 million, or 331.1% at December 31, 2007 as compared to the prior year end. Cash flow from securities and other investments was utilized to partially fund loan growth, purchase $9.9 million of new bank owned life insurance (BOLI), and repurchase common shares as described below. The increase in short-term investments was influenced by the receipt of the acquired First Niagara deposits.
Deposits increased by $92.2 million, or 17.8%, to $610.4 million at December 31, 2007 from $518.3 million at December 31, 2006, with acquired First Niagara deposits representing approximately $76.6 million of this growth. Overall, demand deposits increased $13.6 million, or 26.8% while relationship savings accounts increased $19.7 million, or 21.2%. Certificates of deposit increased $45.5 million, or 20.0%, with $38.3 million attributable to the acquired First Niagara deposits. Advances from the Federal Home Loan Bank of Boston (FHLBB) increased by $39.9 million or 31.3% at December 31, 2007 as the Bank took advantage of some lower cost FHLBB funding during the early part of 2007 in order to fund loan growth.
The Company’s stock repurchase programs have resulted in an overall decrease in stockholders’ equity of $16.9 million at December 31, 2007. Legacy purchased 412,344 shares of Company stock at an average price of $16.15 per share in the first quarter of 2007 in order to fund the restricted stock portion of the 2006 Equity Incentive Plan (EIP) approved by shareholders in November 2006. Additionally the Company purchased 515,430 shares at an average price of $14.62 during the second and third quarters of 2007 as part of a stock repurchase program announced in April and completed in August 2007. More recently the Company purchased 486,366 shares at an average price of $13.95 during the third and fourth quarters of 2007 as part of a stock repurchase program announced in August and completed in December 2007. Total equity was positively impacted by a contribution of $1.2 million from net income and the amortization of unearned compensation. These increases to equity were offset by the declaration of a $0.04 per share dividend in each quarter of 2007.
Asset quality remains strong at the close of 2007, with non-performing assets as a percentage of total assets at 0.17%. The provision for loan losses increased from a credit of $12,000 in the fourth quarter of 2006 to a provision of $453,000 in the fourth quarter of 2007. Year to date, the provision increased by $818,000 or 351.1% as compared to the same period in 2006. This increase was a reflection of both the difference in the amount of and mix of loan growth for the respective periods, as well as loan recoveries in 2006 which resulted in a provision credit in the third and fourth quarters of 2006. The allowance for loan losses to total loans stood at 0.85% at December 31, 2007 as compared to 0.80% at December 31, 2006.

The Company’s net interest income increased by $262,000, or 4.6% in the fourth quarter of 2007 as compared to the same period in 2006, and by $270,000, or 1.1% year to date as compared to the same period in 2006. The net interest margin (NIM) was 2.89% for the three months ended December 31, 2007 which represents a decrease of 11 basis points from both the third quarter of 2007 and the fourth quarter of 2006. Year to date the NIM was 3.01%, a decrease of 14 basis points from the same period in 2006. Both the yield curve and the non-core certificate of deposit specials related to the Massachusetts branch office openings in the first and second quarters of 2007 resulted in NIM pressure during the year.
Non-interest income for the fourth quarter of 2007 totaled $1.4 million, an increase of $1.3 million compared to the fourth quarter of 2006 primarily due to increases in income from bank owned life insurance and net gains on the sale of securities. Year to date, non-interest income has increased by $2.4 million, or 70.5%, as compared to 2006 for the same reasons. The net loss on the sale of securities in 2006 included the effect of the partial balance sheet restructuring completed in the fourth quarter of 2006. Non-interest income in the prior year was also impacted by the pension settlement gain of $605,000 in the fourth quarter of 2006. Excluding these two income categories, non-interest income increased by $56,000, or 3.9% for the quarter and $793,000, or 17.3% for the year over the 2006 periods.
Operating expenses increased by $2.4 million, or 41.1% for the fourth quarter of 2007 as compared to the same period of 2006, and by $5.9 million, or 27.4% year to date. The expense increase is primarily in the salaries and benefit categories which increased by $2.0 million, or 61.9% in the fourth quarter and by $4.9 million, or 41.3% year to date as compared to the same prior year periods. The reduction in workforce and executive retirements announced in the fourth quarter of 2007 resulted in a severance accrual of $1.1 million during the fourth quarter of 2007, as well as the acceleration of $479,000 of amortization expense associated with the EIP. For the full year the EIP amortization amounted to $3.0 million as compared to $417,000 expensed in the fourth quarter of 2006. Salary and benefits have also increased as a result of new branch and lending personnel associated with the de novo and acquired branch offices during the year. The Company’s effective tax rate for the year has decreased from 48.6% in 2006 to 16.9% in 2007 primarily as a result of higher permanent tax vs. book deductions, a lower adjustment to the tax valuation reserve related to the federal charitable contribution carryforward, and lower separate company state income taxes.
The Company’s core efficiency ratio for the fourth quarter of 2007 (GAAP efficiency ratio net of effect of non-core adjustments) increased to 86.9% from 81.2% in the comparable prior year period primarily due to the increase in operating expenses and pressure on the net interest margin as outlined above. For the full year, the Company’s core efficiency ratio increased to 87.2% in 2007 from 75.8% in 2006.

CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Paul H. Bruce, Chief Financial Officer, will host a conference call at 3:00 p.m. (Eastern Time) on Thursday, January 31, 2008. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning January 31, 2008 at 6:00 p.m. (Eastern Time) through February 8, 2008 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #268224 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2007	2006
ASSETS

Cash and due from banks	$13,931	$10,442
Short-term investments	48,294	11,202

Cash and cash equivalents	62,225	21,644

Securities and other investments	152,054	176,132
Loans held for sale	395	—
Loans, net of allowance for loan losses of $5,568 in 2007 and $4,677 in 2006	653,629	578,802
Premises and equipment, net	18,866	15,416
Accrued interest receivable	3,404	3,552
Goodwill, net	9,687	3,085
Net deferred tax asset	5,580	4,474
Bank-owned life insurance	14,788	4,424
Other assets	3,913	789

	$924,541	$808,318

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$610,447	$518,248
Securities sold under agreements to repurchase	4,055	5,575
Federal Home Loan Bank advances	167,382	127,438
Mortgagors’ escrow accounts	1,034	944
Accrued expenses and other liabilities	8,531	6,116

Total liabilities	791,449	658,321

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at December 31, 2007 and 2006; 9,240,960 outstanding at December 31, 2007 and 10,308,600 outstanding at December 31, 2006)	103	103
Additional paid-in-capital	101,720	106,094
Unearned Compensation — ESOP	(8,787)	(9,519)
Unearned Compensation — Equity Incentive Plan	(3,525)	(5,375)
Retained earnings	58,709	58,863
Accumulated other comprehensive income (loss)	270	(169)
Treasury stock, at cost (1,067,640 shares at December 31, 2007)	(15,398)	—

Total stockholders’ equity	133,092	149,997

	$924,541	$808,318

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Interest and dividend income:
Loans	$10,599	$9,296	$40,460	$35,905
Securities:
Taxable	1,870	1,884	7,979	7,308
Tax-Exempt	86	62	282	239
Short-term investments	223	167	636	463

Total interest and dividend income	12,778	11,409	49,357	43,915

Interest expense:
Deposits	4,509	4,102	17,846	13,808
Federal Home Loan Bank advances	2,287	1,584	7,539	6,395
Other borrowed funds	33	36	126	136

Total interest expense	6,829	5,722	25,511	20,339

Net interest income	5,949	5,687	23,846	23,576
Provision (credit) for loan losses	453	(12)	1,051	233

Net interest income after provision for loan losses	5,496	5,699	22,795	23,343

Non-interest income:
Customer service fees	711	839	3,059	2,832
Portfolio management fees	327	261	1,183	1,001
Income from bank owned life insurance	187	80	500	222
Insurance, annuities and mutual fund fees	84	90	254	211
Gain (loss) on sales of securities, net	(49)	(1,888)	510	(1,736)
Gain on sales of loans, net	98	86	270	210
Gain on curtailment and termination of defined benefit plan	—	605	—	605
Miscellaneous	79	74	110	107

Total non-interest income	1,437	147	5,886	3,452

Non-interest expenses:
Salaries and employee benefits	5,222	3,226	16,812	11,897
Occupancy and equipment	787	597	2,924	2,482
Data processing	641	516	2,314	1,987
Professional fees	259	463	1,008	1,564
Advertising	264	194	884	747
Other general and administrative	987	786	3,245	2,659

Total non-interest expenses	8,160	5,782	27,187	21,336

Income (loss) before income taxes	(1,227)	64	1,494	5,459

Provision (benefit) for income taxes	(733)	655	249	2,653

Net income (loss)	$(494)	$(591)	$1,245	$2,806

Earnings (loss) per share
Basic	$(0.06)	$(0.06)	$0.14	$0.29
Diluted	$(0.06)	$(0.06)	$0.14	$0.29

Weighted average shares outstanding
Basic	8,366,643	9,580,275	8,856,419	9,559,791
Diluted	8,366,643	9,580,275	8,873,227	9,559,791

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,}
	2007	2006	2007	2006
Financial Highlights:
Net interest income	$5,949	$5,687	$23,846	$23,576
Net income (loss)	(494)	(591)	1,245	2,806
Per share data:
Earnings (loss) — basic	(0.06)	(0.06)	0.14	0.29
Earnings (loss) — diluted	(0.06)	(0.06)	0.14	0.29
Dividends declared	0.04	0.03	0.16	0.12
Book value per share — end of period	14.40	14.55	14.40	14.55
Tangible book value per share — end of period	13.01	14.25	13.01	14.25

Ratios and Other Information:
Return (loss) on average assets	(0.22)%	(0.30)%	0.15%	0.36%
Return (loss) on average equity	(1.45)%	(1.63)%	0.88%	1.92%
Net interest rate spread (1)	2.20%	2.16%	2.26%	2.39%
Net interest margin (2)	2.89%	3.00%	3.01%	3.15%
Efficiency ratio (3)	109.8%	74.9%	93.0%	74.2%
Average interest-earning assets to average interest-bearing liabilities	120.96%	127.81%	123.37%	127.61%

At period end:
Stockholders’ equity	$133,092	$149,997
Total assets	924,541	808,318
Equity to total assets	14.4%	18.6%
Non-performing assets to total assets	0.17%	0.11%
Non-performing loans to total loans	0.23%	0.15%
Allowance for loan losses to non-performing loans	363.45%	532.08%
Allowance for loan losses to total loans	0.85%	0.80%
Number of full service offices	16	10

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income (not including gains or losses on the sales of securities).

	Three Months Ended December 31, 2007			Three Months Ended December 31, 2006
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$643,828	$10,599	6.58%	$571,783	$9,296	6.50%
Investment securities	158,907	1,956	4.92%	174,663	1,946	4.46%
Short-term investments	20,791	223	4.29%	12,905	167	5.18%

Total interest-earning assets	823,526	12,778	6.21%	759,351	11,409	6.01%
Non-interest-earning assets	55,879			41,632

Total assets	$879,405			$800,983

Interest-bearing liabilities:
Savings deposits	$45,756	51	0.45%	$52,968	59	0.45%
Relationship Savings	105,748	930	3.52%	91,094	1,017	4.47%
Money market	50,934	470	3.69%	53,049	447	3.37%
NOW accounts	34,699	58	0.67%	36,071	49	0.54%
Certificates of deposits	246,216	3,000	4.87%	220,837	2,530	4.58%

Total interest-bearing deposits	483,353	4,509	3.73%	454,019	4,102	3.61%
Borrowed Funds	197,446	2,320	4.70%	140,121	1,620	4.62%

Total interest-bearing liabilities	680,799	6,829	4.01%	594,140	5,722	3.85%
Non-interest-bearing liabilities	62,461			61,618

Total liabilities	743,260			655,758
Equity	136,145			145,225

Total liabilities and equity	$879,405			$800,983

Net interest income		$5,949			$5,687

Net interest rate spread (3)			2.20%			2.16%
Net interest-earning assets (4)	$142,727			$165,211

Net interest margin (5)			2.89%			3.00%
Average interest-earning assets to interest-bearing liabilities			120.96%			127.81%

(1)	Yields and rates for the three months ended December 31, 2007 and 2006 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended December 31, 2007 and 2006.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

	Twelve Months Ended December 31, 2007			Twelve Months Ended December 31, 2006
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$614,567	$40,460	6.58%	$564,446	$35,905	6.36%
Investment securities	163,860	8,261	5.04%	175,006	7,547	4.31%
Short-term investments	13,558	636	4.69%	9,386	463	4.93%

Total interest-earning assets	791,985	49,357	6.23%	748,838	43,915	5.86%
Non-interest-earning assets	50,212			41,187

Total assets	$842,197			$790,025

Interest-bearing liabilities:
Savings deposits	$46,986	206	0.44%	$56,759	248	0.44%
Relationship Savings	101,798	3,949	3.88%	78,628	3,049	3.88%
Money market	53,523	1,961	3.66%	52,911	1,556	2.94%
NOW accounts	35,333	230	0.65%	37,633	130	0.35%
Certificates of deposits	240,571	11,500	4.78%	213,448	8,825	4.13%

Total interest-bearing deposits	478,211	17,846	3.73%	439,379	13,808	3.14%
Borrowed Funds	163,750	7,665	4.68%	147,421	6,531	4.43%

Total interest-bearing liabilities	641,961	25,511	3.97%	586,800	20,339	3.47%
Non-interest-bearing liabilities	58,024			57,185

Total liabilities	699,985			643,985
Equity	142,212			146,040

Total liabilities and equity	$842,197			$790,025

Net interest income		$23,846			$23,576

Net interest rate spread (3)			2.26%			2.39%
Net interest-earning assets (4)	$150,024			$162,038

Net interest margin (5)			3.01%			3.15%
Average interest-earning assets to interest-bearing liabilities			123.37%			127.61%

(1)	Yields and rates for the twelve months ended December 31, 2007 and 2006 are actual.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the twelve months ended December 31, 2007 and 2006.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are generally non-recurring, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net Income (loss) (GAAP)	$(494)	$(591)	$1,245	$2,806

Less: Gain on termination of defined benefit plan	—	(605)	—	(605)

Add back: Severance and other expenses related to reduction in workforce and retirements	1,511	—	1,511	—

Less: (Gain) loss on sale of securities, net	49	1,888	(510)	1,736

Adjustment: Income taxes related to non- recurring adjustments noted above	(678)	(496)	(450)	(411)

Adjustment to tax valuation reserve for charitable contribution carryforward	40	659	40	659

Net Income (Core)	$428	$855	$1,836	$4,185

Efficiency Ratio (As Reported)	109.8%	74.9%	93.0%	74.2%

Effect of gain on termination of defined benefit plan	—	6.3	—	1.6

Effect of severance and other expenses related to reduction in workforce and retirements	(22.9)	—	(5.8)	—

Effect of gain on sale of securities, net	—	—	—	—

Efficiency Ratio (Core)	86.9%	81.2%	87.2%	75.8%